FORM 4                                             OMB APPROVAL

                                                   OMB NUMBER  3235-0287
                                                   EXPIRES:  FEBRUARY 1, 2001
                                                   ESTIMATED AVERAGE BURDEN
                                                   HOURS PER RESPONSE........1.0

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934,
       SECTION 17(a) OF THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 OR
               SECTION 30(1) OF THE INVESTMENT COMPANY ACT OF 1940

/ / CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

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1.   Name and Address of Reporting Person*

  Clemens                            Peter                 A.
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   (Last)                           (First)             (Middle)

            C/o Halsey Drug Co., Inc. 695 N. Perryville Rd. Bldg. 2
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                                    (Street)

  Rockford,                        Illinois              61107
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol

Halsey Drug Co., Inc.              Symbol:  HDGC

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3.   IRS or Social Security Number of Reporting Person (Voluntary)



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4.   Statement for Month/Year

                     04/02

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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     /X/  Director                             / /  10% Owner
     /X/  Officer (give title below)           / /  Other (specify below)

Vice President and Chief Financial Officer
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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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                                                                                                               6.
                                                                4.                              5.             Owner-
                                                                Securities Acquired (A) or      Amount of      ship
                                   2.            3.             Disposed of (D)                 Securities     Form:      7.
                                   Transaction   Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                   Date          Code           ------------------------------  Owned at End   (D) or     Indirect
1.                                 (Month/       (Instr. 8)                     (A)             of Month       Indirect   Beneficial
Title of Security                  Day/          ------------       Amount      or     Price    (Instr. 3      (I)        Ownership
(Instr. 3)                         Year)          Code     V                    (D)             and 4)         (Instr.4)  (Instr. 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                          (over)

                (Print or Type Responses)   SFC 1474 (3/91)

*See footnote 2 on Table II

 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                    10.
                                                                                                         9.         Owner-
                                                                                                         Number     ship
                                                                                                         of         Form
             2.                                                                                          Deriv-     of
             Conver-                       5.                               7.                           ative      Deriv-   11.
             sion                          Number of                        Title and Amount             Secur-     ative    Nature
             or                            Derivative    6.                 of Underlying       8.       ities      Secur-   of
             Exer-               4.        Securities    Date               Securities          Price    Bene-      ity:     In-
             cise      3.        Trans-    Acquired (A)  Exercisable and    (Instr. 3 and 4)    of       ficially   Direct   direct
             Price     Trans-    action    or Disposed   Expiration Date    ----------------    Deriv-   Owned      (D) or   Bene-
1.           of        action    Code      of(D)         (Month/Day/Year)           Amount      ative    at End     In-      ficial
Title of     Deriv-    Date      (Instr.   (Instr. 3,    ----------------           or          Secur-   of         direct   Owner-
Derivative   ative     (Month/   8)        4 and 5)      Date      Expira-          Number      ity      Month      (I)      ship
Security     Secur-    Day/      --------  ------------  Exer-     tion             of          (Instr.  (Instr.    (Instr.  (Instr.
(Instr. 3)   ity       Year)     Code  V    (A)    (D)   cisable   Date     Title   Shares      5)       4)         4)       4)
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   3/10/98   A         (1)           3/10/98  3/15/03  Stock      71,225                          D
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                                                                            Common
Warrants     $  1.404   3/10/98   A         (1)           3/10/98  3/15/05  Stock      10,791                          D
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                                                                            Common
Warrants     $  2.279   3/10/98   A         (1)           3/10/98  3/15/05  Stock      10,526               92,542     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.404   6/12/98   A         (2)           6/12/98  3/15/03  Stock      17,121                          D
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                                                                            Common
Warrants     $  1.404   6/12/98   A         (2)           6/12/98  3/15/05  Stock       2,594                          D
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                                                                            Common
Warrants     $  2.279   6/12/98   A         (2)           6/12/98  3/15/05  Stock       2,530              114,787     D
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Non-
qualified
Stock                                                                       Common
Options      $  2.375   2/19/98   A                         (3)    2/19/08  Stock     300,000              414,787     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 1.1312    4/1/99   A         (5)            4/1/99  3/15/03  Stock       1,370                          D
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Non-
qualified
Stock                                                                       Common
Options      $  1.125   4/12/99   A         (4)           4/12/00  4/12/09  Stock     100,000              516,157     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 2.4250    7/1/99   A         (5)            7/1/99  3/15/03  Stock         647              516,804     D
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Non-
qualified
Stock                                                                       Common
Options      $  1.875   2/17/00   A         (4)           2/17/01  2/17/10  Stock     125,000              681,804     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  1.722    4/1/00   A         (5)            4/1/00  3/15/03  Stock         923              642,727     D
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Non-
qualified
Stock                                                                       Common
Options      $ 1.1125   6/29/00   A         (4)           6/29/01  6/29/10  Stock     100,000              742,727     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $ 1.1125    7/1/00   A         (5)           7/01/00  3/15/03  Stock       1,446              744,173     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  .9071   10/1/00   A         (5)           10/1/00  3/15/03  Stock       1,709              745,882     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $  .6258  01/01/01   A         (5)          01/01/01  3/15/03  Stock       2,477              748,359     D

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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   1.03  04/01/01   A         (5)          04/01/01  3/15/03  Stock       1,505              749,864     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   2.22  07/01/01   A         (5)          07/01/01  3/15/03  Stock         698              750,562     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   2.22  10/01/01   A         (5)          10/01/01  3/15/03  Stock         698              751,260     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   1.86  01/01/02   A         (5)          01/01/02  3/15/03  Stock         833              752,093     D
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5%
Convertible
Senior
Secured                                                                     Common
Debentures   $   2.02  04/01/02   A         (5)          04/01/02  3/15/03  Stock         767              752,860     D
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EXPLANATION OF RESPONSES:

(1) Purchased in connection with a private offering on March 10, 1998 consisting of a Convertible Debenture convertible at any time and Stock Purchase Warrants (10,791 shares of which are presently exercisable at $1.404 per share and 10,526 shares of which are presently exercisable at $2.279 per share).

(2) Acquired pursuant to an option exercise in June 1998, consisting of: (i) a Convertible Debenture, convertible at any time, (ii) Warrants to purchase share of common stock (2,594 shares of which are presently exercisable at $1.404 per share and 2,530 shares of which are presently exercisable at $2.279 per share)

(3) Options vest quarterly, with 25,000 options vesting every quarter effective May 1, 1998.

(4)  Options vest 25% annually.

(5) Certain quarterly interest payments are paid in the form of convertible debentures.


                                   By: /s/ Peter A. Clemens       April 19, 2002
                                       ----------------------
                                           Peter A. Clemens
                                           SIGNATURE OF REPORTING PERSON


INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF
      SPACE PROVIDED IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.